Exhibit j

[COHEN FUND AUDIT SERVICES, LTD.]

As the independent registered public accounting firm, we hereby consent to the use of our report dated May 31, 2007, for the Ameristock ETF Trust and to all references to our firm included in or made a part of this Pre-Effective Amendment under the Securities Act of 1933 and Pre-Effective Amendment under the Investment Company Act of 1940 to the Ameristock ETF Trust Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Westlake, OH
June 8, 2007